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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-51577, No. 33-32896, No. 33-32894 and No. 33-45092)
pertaining to the Employee Phantom Stock Salary Deferral Plan, 1991 Stock Option Plan, Non-Employee Directors Stock Option Plan, and Employee Stock Option Plan of Amylin Pharmaceuticals, Inc. of our report dated March 12, 1999, except for
Note 7, as to which the date is March 23, 1999, with respect to the consolidated financial statements of Amylin Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP
                                       ERNST & YOUNG LLP



San Diego, California
March 25, 1999